Exhibit 99.1
NEWS RELEASE
PeopleSupport Announces Pricing of $84 Million Common Stock Offering
LOS ANGELES, CA (November 9, 2006) – PeopleSupport, Inc. (Nasdaq: PSPT), a leading offshore business process outsourcing (BPO) provider, announced today the pricing of its public offering of 4,200,000 shares of its common stock at a public offering price of $20.00 per share. The net proceeds of the offering will be approximately $78.9 million, after deducting underwriting discounts and estimated offering expenses. Credit Suisse Securities (USA) LLC and Cowen and Company, LLC, acted as joint-bookrunning managers for the offering, and JMP Securities LLC and Piper Jaffray & Co. acted as co-managers. PeopleSupport has granted the underwriters an option to purchase up to an additional 630,000 shares of its common stock to cover over-allotments, if any, which the underwriters may exercise within 30 days of the date of the final prospectus.
A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission. The securities were offered by means of a prospectus included in the registration statement and an accompanying prospectus supplement. This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A copy of the prospectus supplement can be obtained from the offices of Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010. Tel: 212-325-2580 or from the offices of Cowen and Company, LLC, at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020 or through ADP by fax at (631) 254-7268.
About PeopleSupport
PeopleSupport, Inc. (Nasdaq: PSPT), is a leading offshore business process outsourcing (BPO) provider that offers customer management, transcription and captioning and additional BPO services from its centers in the Philippines, Costa Rica and United States. A majority of PeopleSupport’s services are performed in the Philippines. Headquartered in Los Angeles, California, and with approximately 7,800 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel and hospitality, financial services, technology, telecommunications, consumer products, healthcare and insurance, law enforcement, entertainment and education. For more information, visit www.peoplesupport.com.
PeopleSupport Contact:
   Peter Hargittay
   Investor Relations and Corporate Marketing
   T: 310.824.6182
   F: 310.824.6299
   phargittay@peoplesupport.com
   www.peoplesupport.com